Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-149970, 333-149970-01 to 333-149970-08

CAPMARK FINANCIAL GROUP INC.

SUPPLEMENT NO. 17 TO
MARKET MAKING PROSPECTUS DATED
JULY 14, 2008

THE DATE OF THIS SUPPLEMENT IS JANUARY 13, 2009

On January 13, 2009, Capmark Financial Group Inc. filed the attached
Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2009

CAPMARK FINANCIAL GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-146211	91-1902188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

116 Welsh Road
Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 328-4622

Not applicable.
(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

On January 13, 2009, Capmark Financial Group Inc. (the “Company”) announced that it does not expect the Board of Governors of the Federal Reserve System to act on Capmark’s application to become a bank holding company prior to January 15, 2009, the deadline for participation in the U.S. Treasury’s Capital Purchase Program. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Announcing Update of Status of Capmark’s Bank Holding Company Application

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capmark Financial Group Inc.

/s/ Thomas L. Fairfield
Date: January 13, 2009	Name:	Thomas L. Fairfield
	Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release Announcing Update of Status of Capmark’s Bank Holding Company Application

Exhibit 99.1

Capmark Financial Group Inc. Updates Status of Its Bank Holding Company Application

HORSHAM, Pa. – January 13, 2009 — Capmark Financial Group Inc. (“Capmark”) announced today that it does not expect the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to act on Capmark’s application to become a bank holding company prior to January 15, 2009, the deadline for participation in the U.S. Treasury’s Capital Purchase Program.  Although Capmark’s application to become a bank holding company is still pending, Capmark does not expect to be eligible to participate in the Capital Purchase Program under the current rules governing such program.  While Capmark continues to actively discuss its application to become a bank holding company with the staff of the Federal Reserve, it cannot provide assurance that its application will be approved and that it will become a bank holding company.

 As previously announced, Capmark Bank, Capmark’s Utah industrial bank subsidiary, also applied to participate in the Capital Purchase Program and its application is still being processed by the Federal Deposit Insurance Corporation (the “FDIC”).  Participation by Capmark Bank in the Capital Purchase Program is subject to, among other things, the discretion of the FDIC and the U.S. Treasury.  Capmark cannot provide assurance that Capmark Bank’s application will be approved or that it will be able to obtain any material benefits under the Capital Purchase Program.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, adverse changes in debt and capital markets conditions, which may adversely impact Capmark’s access to capital on acceptable terms or the value or salability of Capmark’s real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount Capmark may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

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